Exhibit No. (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

GB AERO ENGINE LLC

GB AERO ENGINE MERGER SUB INC.

and

EDAC TECHNOLOGIES CORPORATION

dated as of

March 17, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of March 17, 2013, by and among EDAC Technologies Corporation, a Wisconsin corporation (the “Company”), GB Aero Engine LLC, a Delaware limited liability company (“Parent”), and GB Aero Engine Merger Sub Inc., a Wisconsin corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent and in accordance with the terms hereof, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the common stock, par value $0.0025 per share, of the Company (the “Company Common Stock”) (such issued and outstanding shares of the Company Common Stock, collectively, the “Shares”), other than Shares directly owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent (other than Merger Sub) or any wholly-owned Subsidiary of the Company and any Shares held in the treasury of the Company, at the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, in accordance with Section 180.1103 or Section 180.1104 of the Wisconsin Business Corporation Law (the “WBCL”), with the Company continuing as the surviving corporation in the merger (the “Merger”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.01(a)) that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and conditions set forth herein;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s shareholders accept the Offer, tender their Shares to Merger Sub in the Offer and, to the extent applicable, adopt this Agreement and thereby approve the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and Merger Sub and their respective members or stockholders, as applicable, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company a duly executed limited guarantee of Greenbriar Equity Fund II, L.P., a Delaware limited partnership, Greenbriar Equity Fund II-A, L.P., a Delaware limited partnership, and Greenbriar Co-Investment Partners II, L.P., a Delaware limited partnership (each, a “Guarantor” and together, the “Guarantors”) in the form attached as Annex I to this Agreement (the “Limited Guarantee”), pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of Parent and Merger Sub hereunder;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a support agreement with Parent in the form attached as Annex II to this Agreement (the “Support Agreements”), pursuant to which, and subject to the terms and conditions thereof, such shareholders are agreeing to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER

Section 1.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, as promptly as practicable after the date hereof (but in no event later than the seventh (7th) Business Day after the date hereof), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act), and Parent shall cause Merger Sub to commence, the Offer to purchase all of the issued and outstanding Shares at a price per Share in cash equal to $17.75 (such amount to be paid for each Share, as it may be amended from time to time in accordance with the terms hereof, the “Offer Price”) net to the seller, without interest and less any taxes required to be withheld as described in Section 3.04. The Company agrees that no Shares owned by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(b) The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date (the “Tendered Shares”) shall be subject only to (i) the satisfaction of the minimum condition set forth in clause (i) of Annex III hereto (such condition, the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent or Merger Sub of the other conditions set forth in Annex III hereto (such conditions, together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. The Offer Conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case on the terms and subject to the conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or to modify the terms or conditions of the Offer, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall make any change to the terms or conditions of the Offer that (i) reduces the Offer Price, (ii) changes the form of consideration payable in the Offer, (iii) reduces the number of Shares sought to be purchased by Merger Sub in the Offer, (iv) waive or amend the Minimum Condition, (v) add to the Offer Conditions or impose any other conditions to the Offer, (vi) extend the expiration of the Offer except as required or permitted in Section 1.01 of this Agreement, or (vii) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement, in each case in a manner adverse to the holders of the Shares. Parent and Merger Sub shall not abandon or terminate the Offer prior to any expiration date without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to Article VIII.

(c) Subject to the terms and conditions of this Agreement and the Offer, the initial expiration date for the Offer shall be midnight, New York City time, on the date that is twenty (20) Business Days from and after the date the Offer is commenced, as determined in accordance with Rule 14d-1(g)(3) of the Exchange Act (such initial expiration date as it may be extended in accordance with the terms of this Agreement, the “Expiration

Date”). Merger Sub shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq that is applicable to the Offer. Merger Sub may without the consent of the Company (in each case unless this Agreement has been terminated pursuant to Article VIII), (i) extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each, if at the then-scheduled Expiration Date any Offer Condition has not been satisfied or waived (the length of such period to be determined by Parent and Merger Sub) and/or (ii) make available a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. If at any then-scheduled Expiration Date any Offer Condition has not been satisfied or waived, Merger Sub shall, and Parent shall cause it to (in each case unless this Agreement has been terminated pursuant to Article VIII), extend the Offer on one or more occasions at the request of the Company for successive periods of not more than twenty (20) Business Days (the length of such period to be determined by Parent and Merger Sub) until the earlier to occur of (A) the termination of this Agreement pursuant to Article VIII and (B) September 30, 2013. Nothing in this Section 1.01(c) shall (i) impose any obligation on Merger Sub to extend the Offer beyond September 30, 2013, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Article VIII.

(d) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the terms set forth in this Agreement and the conditions set forth in Annex III hereto. Merger Sub shall, and Parent shall cause Merger Sub to, on the terms set forth in this Agreement and subject only to the prior satisfaction or waiver of the Offer Conditions (provided, however, that the Minimum Condition may not be waived without the written consent of the Company), accept for payment and pay for all Tendered Shares as soon as practicable after the Expiration Date. If Merger Sub makes available a “subsequent offering period” in accordance with Section 1.01(c) hereof, Merger Sub shall, and Parent shall cause Merger Sub to accept for payment and pay for all Shares that are validly tendered during such “subsequent offering period” promptly (within the meaning of Rule 14d-11 under the Exchange Act) after any Shares are validly tendered during such “subsequent offering period.”

(e) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain the Offer to Purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto and including the exhibits thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the shareholders of the Company as and to the extent required by United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”). Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent and Merger Sub shall deliver copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company and its counsel, and shall consider in good faith any comments of the Company. Each of Parent, Merger Sub and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent and Merger Sub shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement.

(f) Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration contemplated by this Agreement in respect thereof.

Section 1.02 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, with respect to the Offer, the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which, subject to Section 6.04, shall contain the Company Board Recommendation. Parent shall cause the Schedule 14D-9 to be disseminated to the shareholders of the Company along with the Offer Documents in accordance with Rule 14d-9 under the Exchange Act and Federal Securities Laws. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Federal Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the dissemination or filing thereof for review and comment by Parent and its counsel, and shall consider in good faith any comments of Parent. Each of the Company, Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Company shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Federal Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments.

(b) In connection with the Offer, if requested by Merger Sub, the Company shall promptly furnish or cause to be furnished to Merger Sub mailing labels containing the names and addresses of all record holders of Company Common Stock, a non-objecting beneficial owners list and security position listings of Company Common Stock held in stock depositories, each as of a recent date, and shall promptly furnish to Merger Sub such additional information, including updated lists of shareholders of the Company, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the shareholders of the Company. Subject to the requirements of applicable Law and the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their agents to deliver, to the Company, or destroy or cause their agents to destroy, all copies of such information then in their possession or control.

Section 1.03 Directors.

(a) Subject to compliance with applicable Law, promptly after the initial acceptance for payment by Merger Sub of the Tendered Shares pursuant to the Offer (the “Acceptance Time”) and from time to time thereafter (but only for so long as Parent and Merger Sub beneficially own at least a majority of the outstanding Shares), Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the next sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Sub at such time (including Shares so accepted for payment and, if the Top-Up Option is exercised, the Shares purchased upon the exercise of the Top-Up Option) represents as a fraction of the total number of Shares then outstanding on a fully diluted basis. In furtherance thereof, promptly after the Acceptance Time, the Company shall, upon request of Parent, use its reasonable best efforts to cause Parent’s designees to be so elected or appointed, including increasing the size of the Company Board and/or seeking the resignations of one or more incumbent directors as appropriate. The Company shall, subject to any limitations imposed by applicable Law and the rules and regulations of Nasdaq and Section 1.03(c), also cause (a) each committee of the Company Board, (b) the board of directors of each of its Subsidiaries and (c) each committee of such board of directors of each of its Subsidiaries to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the Company Board.

(b) The Company’s obligations under this Section 1.03 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall include in the Schedule 14D-9 such information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board. Merger Sub shall timely furnish to the Company, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and affiliates to the extent such information is required by Section 14(f) and Rule 14f-1 or as otherwise provided to the Company by Parent or Merger Sub for inclusion in the Schedule 14D-9.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.03 then, until the Effective Time, the Company and Parent shall (i) cause the Company Board to maintain at least three (3) directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”), (ii) allow the Independent Directors who are members of the audit committee of the Company Board immediately prior to the date of this Agreement to remain as the sole members of the audit committee of the Company Board and (iii) cause such audit committee to comply with all requirements of Federal Securities Laws and Nasdaq applicable thereto. If any Independent Director is unable to serve due to death, disability or resignation, then the remaining Independent Directors (or, if no Independent Director is then in office, the members of the Company Board) shall be entitled to elect or appoint another individual to fill each such vacancy, which individual shall not be an officer, director, employee or agent of, or otherwise an Affiliate of, Parent or Merger Sub and shall otherwise satisfy all requirements of Federal Securities Laws and Nasdaq applicable to a member of an audit committee, and each such individual shall be deemed to be an Independent Director for purposes of this Agreement; it being further understood and agreed that if any Independent Director that is so unable to serve was a member of the audit committee of the Company Board, the Independent Director appointed to fill such vacancy shall serve as a member of the audit committee. Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.03 constitute a majority of the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors, acting qua audit committee of the Company Board, shall be required and shall, to the fullest extent permitted by the WBCL, be sufficient to (i) amend, modify or terminate this Agreement on behalf of the Company or to amend or modify the terms or conditions of the Offer or the Merger, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, (iv) enforce any obligation of Parent or Merger Sub under this Agreement or (v) take any other action of the Company Board under or in connection with this Agreement that would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Parent or Merger Sub). The Independent Directors, acting qua audit committee of the Company Board, shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Independent Directors and shall have the authority, after the Acceptance Time and prior to the Effective Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

Section 1.04 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 1.04, to purchase from the Company a number of newly-issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock held by Parent and Merger Sub at the time of such exercise, shall constitute one (1) share more than ninety percent (90%) of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option or (ii) the total number of shares of Company Common Stock that the Company is authorized to issue under its Charter Documents but that are not issued and outstanding (and are not subscribed for or otherwise reserved to be issued under Company Stock Plans) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option shall only be exercisable once, in whole and not in part at or following the Acceptance Time and at any time prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that (A) the Top-Up Option shall not be exercisable unless the Minimum Condition has been satisfied and Merger Sub reasonably determines that, immediately after such exercise and the issuance of Top-Up Shares, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Shares), and (B) notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable and shall terminate (x) at the Acceptance Time if the number of Top-Up Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued (and not reserved to be issued under Company Stock Plans) shares of Company Common Stock (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 1.04(b), any shares of Company Common Stock held in the treasury of the Company) or (y) if any judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares or (z) upon the termination of the Agreement in accordance with its terms.

(c) The aggregate amount payable to the Company by Merger Sub for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”). The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Merger Sub (x) in cash or (y) by issuance of a promissory note (which shall be treated as payment for the Top-Up Shares to the extent of the principal amount thereof) with full recourse to Parent, or any combination of the foregoing. Any such promissory note shall (A) accrue simple interest at the rate per annum of 5.0%, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid at any time and from time to time, without premium or penalty, (D) shall provide that the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (1) Merger Sub fails to make any payment on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (2) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors, and (E) shall have no other material terms. The Company Board has determined that the Top-Up Consideration is adequate in accordance with the WBCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.04 the Top-Up Option Shares shall be validly issued, fully paid and non-assessable. The parties acknowledge and agree that for all purposes of this Agreement and Annex III, any listing rule or requirement of any national securities exchange shall not be deemed to prohibit or make illegal the exercise of the Top-Up Option or the issuance of the Top-Up Shares.

(d) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares (including the Shares purchased pursuant to the Offer), (ii) the place and time for the closing of the purchase of the Top-Up Shares, (iii) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option and

(iv) the manner in which Merger Sub intends to pay the Top-Up Consideration. Such notice shall also include an undertaking signed by Parent and Merger Sub that Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise of the Top-Up Option and the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with the terms hereof. At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Shares.

(e) Any dilutive impact on the value of the shares of Company Common Stock resulting from the issuance of the Top-Up Shares or any promissory note issued to pay any portion of the purchase price for such Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 180.1301 of the WBCL as contemplated by Section 3.07 of this Agreement and none of the Parties shall take any position to the contrary in any appraisal proceeding.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time, (a) Merger Sub shall merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the WBCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII in each case, by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions in each case, by the party entitled to the benefit thereof), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Robinson & Cole LLP, 280 Trumbull Street, Hartford, Connecticut 06103, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of Financial Institutions of the State of Wisconsin (the “WDFI”) in accordance with the relevant provisions of the WBCL and shall make all other filings or recordings required under the WBCL. The Merger will become effective at such date and time as specified in the Articles of Merger filed with the WDFI or at such later date or time as is permitted by the WBCL and as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the WBCL (the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”). Notwithstanding the terms of Section 2.07, if following the Acceptance Time and the expiration of any “subsequent offering period” made in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, Parent, Merger Sub and their respective subsidiaries collectively own the minimum number of Shares, as necessary for Merger Sub to be merged into the Company pursuant to Section 180.1104 of the WBCL (the “Short-Form Threshold”), the parties shall take such necessary and appropriate actions in order to cause the Merger to be completed as promptly as reasonably practicable thereafter in accordance with Section 180.1104 of the WBCL without convening the Company Shareholders Meeting.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the

Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05 Articles of Incorporation; Bylaws. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the articles of incorporation of the Surviving Corporation. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The articles of incorporation and bylaws, as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law (and, in each case, subject to Section 6.07 hereof).

Section 2.06 Directors and Officers. At the Effective Time, the directors of the Company, shall be replaced with the directors of Merger Sub, who shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall, from and after the Effective Time, be the officers, of the Surviving Corporation, in each case, until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.07 Company Shareholders Meeting; Preparation of Proxy Materials.

(a) Subject to the terms set forth in this Agreement, if, after the Acceptance Time, approval of the shareholders of the Company is required under applicable Law to consummate the Merger, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholders Meeting as soon as reasonably practicable after the Acceptance Time. In connection therewith, the Company shall mail the letter to shareholders, notice of meeting, proxy statement and forms of proxy (such items collectively, the “Company Proxy Statement”) to the holders of Company Common Stock in advance of such meeting. Subject to Section 6.04 hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of Company Common Stock (other than holders of Tendered Shares) proxies in favor of the adoption of this Agreement and approval of the Merger and approval of the transactions contemplated by this Agreement, including the Merger (and, if such proxies are insufficient to approve the transactions contemplated by this Agreement, including the Merger, then upon the request of Parent prior to the time of the Company Shareholders Meeting, the Company shall take all reasonable actions to cause the Company Shareholders Meeting to be adjourned to permit solicitation of additional proxies by the Company in favor of approval), and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated on a current basis with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Shareholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its shareholders or (ii) as reasonably determined by the Company (after consultation with its outside legal counsel) in order to comply with applicable Law). At the Company Shareholders Meeting, Parent, Merger Sub and their respective Affiliates shall vote all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything to the contrary herein, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before the Acceptance Time or the Merger is able to be consummated pursuant to Section 180.1104 of the WBCL.

(b) In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of the Acceptance Time, but in any event no later than the third (3) Business Day after the Acceptance Time, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will promptly furnish to the Company all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to resolve (and each party agrees to consult and cooperate with the other party in resolving), all SEC comments with respect to the Company Proxy Statement and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent, Merger Sub and their counsel prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall, promptly (and in any event, within one (1) Business Day) following receipt (i) notify Parent, Merger Sub and their counsel of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent, Merger Sub and their counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 3.01(a)) will be converted into the right to receive an amount equal to the Offer Price paid in the Offer, in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, each holder of a certificate (or evidence of shares in book-entry form) formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates; or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). Promptly after the Effective Time and in any event within two (2) Business Days after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, in a separate account for the benefit of the holders of Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to make the aggregate cash payments required by Section 3.01(b). The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time and in any event within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares. From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, the holder of such Certificates or Book-Entry Shares shall be instructed to comply with the letter of transmittal and instructions referred to in Section 3.02(b) in order to receive the cash to which the holder of such Certificate is entitled pursuant to this Article III.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration.

Notwithstanding the foregoing, none of Parent, the Surviving Corporation, nor any other Person shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 3.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, and, as a result, an equitable adjustment to the Offer Price and the Merger Consideration is required, the Offer Price and the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Offer Price and the Merger Consideration.

Section 3.04 Withholding Rights. Notwithstanding anything to the contrary herein, each of the Exchange Agent, Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.05 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.06 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time and in any event not later than the second payroll period after the Effective Time, an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any amounts required to be withheld in accordance with Section 3.04; provided that to the extent that the exercise price of any Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option shall be cancelled upon the Effective Time without any payment being made in respect thereof.

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common

Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan (as defined below), other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time and in any event not later than the second payroll period after the Effective Time, an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any amounts required to be withheld in accordance with Section 3.04.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any participant consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.06, and shall terminate all of the Company Stock Plans, effective as of, and subject to the occurrence of, the Effective Time. As of the Effective Time, all Company Stock Options and Company Stock Awards shall automatically cease to exist, and each holder of a Company Stock Option or Company Stock Award shall cease to have any rights with respect thereto, except the right to receive payment pursuant to this Section 3.06.

(d) Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Stock Option and/or Company Stock Award informing such holder of the effect of the Merger on such equity awards under this Section 3.06.

Section 3.07 Dissenting Shares.

(a) It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve this Agreement (or for purposes of determining whether the Merger may be consummated without a shareholder vote under Section 180.1104 of the WBCL), the Shares will continue to be quoted on Nasdaq. Accordingly, holders of Shares will not have dissenters’ rights under Section 180.1302 of the WBCL in connection with the Merger. Notwithstanding the foregoing, Section 3.07(b) and Section 3.07(c) below shall apply in the event that holders of Shares do have dissenters’ rights, whether because the Shares are no longer quoted on Nasdaq on such record date or otherwise.

(b) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted to approve this Agreement or consented thereto in writing, who is entitled to assert dissenters’ rights under Section 180.1302 of the WBCL and who has asserted dissenters’ rights in accordance with Section 180.1301 et seq. of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the WBCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such shareholder’s dissenters’ rights with respect to such Dissenting Shares, in each case under the WBCL, shall forfeit such shareholder’s dissenters’ rights with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.07(b), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the WBCL with respect to holders of Dissenting Shares.

(c) The Company shall give Parent: (i) prompt written notice of any notices of intent to demand payment, any withdrawals of such notices received by the Company and any other related instruments served pursuant to the WBCL and received by the Company; and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for payment under Section 180.1301 et seq. of the WBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (provided that any information disclosed in any schedule, section or subsection of the Company Disclosure Letter whose applicability to another schedule, section or subsection is readily apparent on its face based on the description of the matter contained therein shall be deemed to be disclosed and incorporated into such other schedule, section or subsection) or (ii) the Company SEC Documents filed with the SEC after January 1, 2012 and prior to the date of this Agreement (excluding, in each case, (x) any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements”, or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature and (y) any matters required to be disclosed for purposes of Section 4.02 (Capital Structure), Section 4.04 (SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance) (second sentence only), and Section 4.05 (Absence of Certain Changes or Events) and Section 4.03 (Authority; Non-contravention; Governmental Consents), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter).

Section 4.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or active status under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate its properties, assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary in such jurisdictions, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation, by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board since March 4, 2008; provided, however, that the Company shall not be obligated to make available any minutes of meetings related to other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company Board with respect to consideration of strategic alternatives.

(d) Subsidiaries. Section 4.01(d)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and its place of organization. Each Subsidiary of the Company is a direct, wholly-owned subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been duly authorized and validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and, except as set forth in Section 4.01(d)(ii) of the Company Disclosure Letter, are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: twenty million (20,000,000) shares of Company Common Stock. As of the close of business on March 11, 2013, (x) 5,317,440 shares of Company Common Stock were issued and outstanding and (y) no shares of Company Common Stock were issued and held by the Company in its treasury, and since March 11, 2013 and through the date hereof, no additional shares of Company Common Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards.

(i) As of March 15, 2013, other than 18,831 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, the Company has no shares of Company Common Stock reserved for issuance. As of the close of business on March 15, 2013, an aggregate of 854,372 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options and 50,000 shares of Company Common Stock were subject to Company Stock Awards granted under the Company Stock Plans, and since March 15, 2013 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on March 15, 2013 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Each Company Stock Option (i) has an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of the corporate action authorizing the grant, (ii) has not had its exercise date or grant date delayed or “back-dated,” and (iii) has been issued in compliance in all material respects with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(ii) Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company or any of its Subsidiaries, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or any of its Subsidiaries or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any of its Subsidiaries, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any securities of any of the Company’s Subsidiaries (the “Company Subsidiary Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities and there are no outstanding bonds, debentures, notes or other Indebtedness or other securities or instruments of the Company, or Contracts between the Company and any Person, having the right to vote or granting any Person the right to vote on any matters on which shareholders of the Company may vote. Other than agreements included in, or incorporated by reference into, the Company SEC Documents, there are no stockholder agreements, registration rights agreements, voting agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of the Company or any of its Subsidiaries or any preemptive rights with respect thereto.

(c) Aggregate Consideration. The aggregate consideration payable under Article III of this Agreement (the “Aggregate Consideration”) as of the Closing Date shall not exceed $104,075,907, which consists of (i) $93,497,060 with respect to holders of Company Common Stock, (ii) $887,500 with respect to holders of Company Stock Awards, and (iii) $9,691,347 respect to holders of Company Stock Options, in each case, less any amounts paid with respect to such holders in exchange for the Tendered Shares; provided, that the Company shall not be deemed to have breached this Section 4.02(c) solely by virtue of (A) proper exercises of Company Stock Options or the vesting of Company Stock Awards outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Stock Options does not increase the Aggregate Consideration, (B) if the Aggregate Consideration changes as a result of any action(s) taken by the Company permitted under Section 6.01(c) of this Agreement or otherwise consented to in writing by Parent or (C) to the extent there are increases to the relevant portion of the Aggregate Consideration payable pursuant to clause (i) of this Section 4.02(c), there shall be a corresponding decrease to the relevant portion of the Aggregate Consideration payable to clause (iii) of this Section 4.02(c), provided that such changes do not increase the Aggregate Consideration without a corresponding amount paid in cash to the Company by holders of Company Stock Options.

Section 4.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, in the event Section 180.1104 of the WBCL is inapplicable and unavailable to effectuate the Merger, in the case of the consummation of the Merger, subject to, adoption and approval of this Agreement by the affirmative vote of the holders of a majority of all the votes entitled to be cast by holders of the outstanding shares of Company Common Stock on the record date for the Company Shareholders Meeting, in accordance with Section 180.1103 of the WBCL (the “Requisite Company Vote”), and to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement. Except as set forth on Section 4.03 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, performance of the Company’s obligations hereunder, or to consummate the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote (if required by the WBCL) and the filing of the Articles of Merger with the WDFI pursuant to the WBCL. In the event Section 180.1104 of the WBCL is inapplicable and unavailable to effectuate the Merger, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Company’s obligations hereunder and the transactions contemplated hereby, including the plan of merger. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth in Section 4.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote (if required by the WBCL), conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, or loss of a material right under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, federal, territorial, national, domestic, state, municipal, local or foreign government, any instrumentality, subdivision, court, tribunal, department, branch, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, taxing, regulatory or other governmental or quasi-governmental authority or power of any nature (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Top-Up Option, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the WDFI pursuant to the WBCL; (ii) the filing of the Offer Documents, the Schedule 14D-9, the Company Proxy Statement (if required by applicable Law), together with any amendments or supplements thereto, with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act and such filings and reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under the rules and regulations of NASDAQ (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, are fair to, and in the best interests of, the Company’s shareholders, (ii) adopted, approved and declared advisable the plan of merger contained in this Agreement and the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger, in accordance with the WBCL, (iii) directed that this Agreement be submitted to the shareholders of the Company for approval, (iv) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer, (v) resolved to recommend that the Company shareholders approve and adopt this Agreement and the transactions contemplated hereby, including the plan of merger (items (i-v) collectively, the “Company Board Recommendation”) and (vi) determined to revoke its prior approval and adoption of the EDAC Technologies Corporation 2013 Equity Incentive Plan, and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting (if required under the WBCL).

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws is applicable to this Agreement, the Offer, the Top-Up Option, the Merger, the Support Agreements or any of the other transactions contemplated by this Agreement. The Company is not a “target company” as defined in Section 552.01(6) of the WBCL.

Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference required to be filed or furnished by it with the SEC since January 1, 2010 (the “Company SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Sarbanes-Oxley Act, and the Exchange Act, and the applicable rules and regulations of the SEC thereunder. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Companies Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) included in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC); and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein.

(c) Internal Controls. The Company and each of its Subsidiaries has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or Company Financial Statements.

(f) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company and its Subsidiaries do not have outstanding (and have not arranged or modified) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable listing and corporate governance rules of Nasdaq, except where the failure to be in compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) The audited balance sheet of the Company and its Subsidiaries dated as of December 31, 2012 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company

Balance Sheet”. Except as set forth in Section 4.04(g) of the Company Disclosure Letter or as disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities, other than liabilities (i) reflected or recorded on financial statements contained in the Company SEC Reports filed prior to the date of this Agreement (including in the notes thereto), (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Absence of Certain Changes or Events. Except as disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been:

(a) any event, condition, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.06 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them with any Governmental Entity; (ii) such Tax Returns are true, complete and correct and have been prepared in compliance with applicable Law; (iii) all Taxes due and owing by the Company or any of its Subsidiaries have been timely paid (whether or not shown on any Tax Return) or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice; (v) there are no Liens on any assets of the Company or its Subsidiaries that arose in connection with a failure (or alleged failure) to pay any Tax, other than Permitted Liens; and (vi) all Taxes that the Company and its Subsidiaries have been required to collect or withhold under applicable Law in connection with any amounts paid or owing to any employee, independent contractor creditor, shareholder, or other party have been duly collected or withheld and have been duly paid to the proper Governmental Entity.

(b) There are no written waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or, to the Knowledge of Company, pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, no claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to a material Tax in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group consisting solely of the Company and any of its Subsidiaries), (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign

Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than any agreement or arrangement between Company and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company has not distributed stock of another entity, and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the three (3) year period ending on the date of this Agreement.

(g) The Company has not engaged in any listed transactions (as defined under Section 6707A(c)(2) of the Code).

Section 4.07 Intellectual Property.

(a) Certain Owned Company IP. Section 4.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated to be conducted (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company-Owned IP is valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company-Owned IP including to protect and preserve the confidentiality of all trade secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. To the Knowledge of the Company, the conduct of the businesses of the Company and any of its Subsidiaries has not, in the past four (4) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property in any material respect.

(e) IP Legal Actions and Orders. There are no Legal Actions that have been brought within the past six (6) years or are presently pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, patentability, registrability, enforceability or ownership of any material Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP in any material respect.

(f) Company Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the computer systems, including software, owned, leased or licensed by the Company and its Subsidiaries in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient for the needs of the Company’s and its Subsidiaries’ respective businesses business as currently conducted and (ii) in the last twelve (12) months, there has not been any failure with respect to any of the Company Systems that has not been remedied or replaced.

Section 4.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is and, since December 31, 2007, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries, assets or properties, including the U.S. International Trade and Anti-Corruption Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2007, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not or may not be in compliance with any Law, including the U.S. International Trade and Anti-Corruption Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”) necessary or legally required for the operation of the businesses of the Company and its Subsidiaries, except for any Permits for which the failure to obtain or hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or its Subsidiaries is pending, or to the Knowledge of the Company, threatened, except for any such suspension or cancellation that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is, and since December 31, 2009 has been, in compliance with the terms of all such Permits, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09 Litigation; Order. There is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental inquiry or investigation by or before any Governmental Entity (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, that (a) involves an amount in controversy in excess of $100,000 or (b) seeks material injunctive or other material non-monetary relief, but excluding any Legal Action arising after the date hereof that relates to this Agreement and the transactions contemplated herein, including the Merger (whether brought against the Company and/or its directors, the Company Financial Advisor and/or Parent or Merger Sub), to the extent that such Legal Actions, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or their respective properties or assets is subject to any order, writ, assessment, decision, directive, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Brokers’ and Finders’ Fees. Except for fees payable to Stifel, Nicolaus & Company, Incorporated (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 4.10 of the Company Disclosure Letter, a correct and complete unredacted copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company has disclosed to Parent as of the date hereof the fee terms provided for in connection with its engagement of the Company Financial Advisor.

Section 4.11 Employee Matters.

(a) Schedule. Section 4.11(a) of the Company Disclosure Letter contains an accurate and complete list of each plan, program, policy, agreement, contract, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or equity or stock or equity-based awards, fringe, retirement, profit-sharing, savings, death, disability, health, life or medical benefits or other material benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program, arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the most recently filed Form 5500 Annual Returns/Reports for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) all actuarial valuation reports since October 1, 2010 related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each Company Employee Plan has been established, administered, and maintained, in form and operation, in all material respects in accordance with its terms and in compliance in all material respects with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS upon which they may rely or, with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Company Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has engaged in a prohibited transaction or any breach of fiduciary duty (as determined under ERISA) that could subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Neither the Company nor any of its Subsidiaries has any liability in respect of or relating to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) by virtue of being treated at any time as a single employer with any other Person (other than the Company and any of its Subsidiaries) pursuant to Section 414 of the Code.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(f) Certain Company Employee Plans.

(i) No Company Employee Plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Subsidiaries or ERISA Affiliates has at any time contributed to or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan.

(ii) No Legal Action has been initiated by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate any Company Employee Plan or to appoint a trustee for any such plan;

(iii) Except as set forth in Section 4.11(f) of the Company Disclosure Letter, no Company Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, a “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (each, a “Company Pension Plan”), and with respect to each Company Pension Plan: the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; all amounts due to the PBGC pursuant to Section 4007 of ERISA have been paid; no notice of intent to terminate any Company Pension Plan is currently filed or is intended to be filed and no amendment to treat a Company Pension Plan as terminated is currently in existence or is intended to be adopted; no accumulated funding deficiency, whether or not waived, exists; since the last valuation date for each Company Pension Plan, no Company Pension Plan is considered to be in “at risk” status under Section 430 of the Code; and the Company and its Subsidiaries have complied with the applicable requirements of Section 204(h) of ERISA with respect to any Company Pension Plan under which participation and/or benefit accruals are frozen. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or is expected to incur any liability to the PBGC or otherwise under Title IV of ERISA (other than premiums payable thereunder); and none of the Company, any of its Subsidiaries or any ERISA Affiliate has or will solely as a result of the transactions contemplated hereby have any liability or obligation under Sections 4062, 4063 or 4064 of ERISA.

(iv) No “reportable event,” as defined in Section 4043 of ERISA, for which the reporting requirements have not been waived, has occurred with respect to any Company Pension Plan, except with respect to any transactions contemplated by this Agreement.

(g) No Post-Employment Obligations. Except as set forth in Section 4.11(g) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree welfare or welfare-type benefits to any Person for any reason, except as may be required by COBRA or other applicable Law (and for which the beneficiary pays the entire premium), and neither the Company nor any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability to provide post-termination or retiree welfare or welfare-type benefits to any Person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits that would be effective now or in the future, except to the extent required by COBRA or other applicable Law (and for which the beneficiary pays the entire premium).

(h) Effect of Transaction. Except as set forth in Section 4.11(h) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Offer, the Top-Up Option, the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment (other than payments of the Offer Price, the Merger Consideration or payments pursuant to Section 3.06 with respect to Company Stock Options or Company Stock Awards); (ii) except as contemplated by Section 3.06, accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. No amount paid or which may become payable under any Company Employee Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of 162(m) of the Code.

(i) Employment Law Matters. The Company and each of its Subsidiaries: (i) is and, since December 31, 2009, has been in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is and, since December 31, 2009, has been in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Employee Plan. To the Knowledge of the Company, each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law. Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures requiring notification under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”) without complying in all material respects with the WARN Act, and no such layoffs or closures are currently anticipated or planned.

(j) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown, labor strike or other material labor disputes against the Company or any of its Subsidiaries with respect to Company Employee who are employed within the United States is pending, threatened or has occurred in the last three (3) years. None of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is and for the past three (3) years has been no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no material Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 4.12 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate, free and clear of any Liens other than the Permitted Liens. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of the addresses and descriptions of the Owned Real Estate. Except as set forth in Section 4.12(a) of the Company Disclosure Letter, as of the date hereof, (i) neither the Company nor any of its Subsidiaries currently lease all or any part or otherwise grant to any Person the right to use or occupy the Owned Real Estate or any portion thereof; (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate; and (iii) other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the addresses of the Leased Real Estate including with respect to each such Lease the date of such Lease and any amendments, extensions, renewals, guaranties and other similar agreements relating thereto (including the name of the parties to each such Lease). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Leases: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a breach or default, or permit the termination, modification or acceleration of rent under the provisions of such Lease; (iii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (v) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease. Neither the Company nor any of its Subsidiaries has collaterally assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other similar agreement that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all modifications, amendments, supplements, waivers, side letters, extensions, renewals, guaranties and other similar agreements with respect thereto), and in the case of any oral Leases, written summaries of the material terms of such Leases, pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses any Leased Real Estate.

(c) Personal Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens and Liens listed on Section 4.12(c) of the Company Disclosure Letter and such personal property is in adequate working order and has been maintained (ordinary wear and tear excepted) consistent with industry practices.

(d) Leasehold Improvements. Section 4.12(d) of the Company Disclosure Letter sets forth a description of all material Leasehold Improvements for the Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or Subsidiary has good and marketable title to the Leasehold Improvements, free and clear of all Liens other than Permitted Liens, and other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any potion thereof or interest therein.

Section 4.13 Environmental Matters. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and since December 31, 2009 have been, in compliance with all Environmental Laws, which compliance includes and has included the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, (ii) exposed any employee or any third party or any other Person to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability under any Environmental Law or (iii) owned or operated any property or facility contaminated by any Hazardous Substances, in each case of clause (i), (ii) and (iii) above so as would give rise to any material liability or obligation under any Environmental Law.

(c) Except as set forth in Section 4.13 of the Company Disclosure Letter, since December 31, 2009, or at any time with respect to any matter that remains unresolved, neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(d) Except as may be set forth in the Leases for the Leased Real Property and except for indemnities provided to its lenders, neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person under Environmental Laws or relating to any Hazardous Substance.

(e) Except as set forth in Section 4.13 of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has designed, manufactured, sold, marketed, distributed or repaired any product or item containing asbestos, silica, polychlorinated phenyls or mercury.

(f) Except as set forth in Section 4.13 of the Disclosure Schedule, the Company has provided to Parent all material environmental reports, assessments and audits relating to Environmental Law, Hazardous Materials, or environmental, health or safety liabilities, that are in the possession or under the reasonable control of the Company or any of its Subsidiaries.

Section 4.14 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $100,000;

(v) any Contract that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(vii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(viii) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(ix) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i) through (x) above, other than (x) accounts payable, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(x) any material agreement relating to Company IP, including any Intellectual Property licenses, covenants not to sue, assignments and development agreements (other than licenses for commercially available, off-the-shelf software applications with a replacement cost and/or aggregate annual license and maintenance fee of less than $25,000); and

(xi) any material Government Contract.

(b) Schedule of Material Contracts; Documents. Section 4.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent or publicly filed with the SEC correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) Each Company Material Contract is legal, valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect,

(ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any counter-party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any counter-party is in breach, or has received written notice of breach, of any Company Material Contract, except in the case of each of clauses (i), (ii) or (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice since January 1, 2013 to the date of this Agreement from any of the ten (10) largest accounts with customers (based on the total revenues attributable to such customer for the twelve (12) month period ended December 31, 2012) of the Company and its Subsidiaries, as a whole, or from any of the ten (10) largest suppliers (based on the total amount of goods or services purchased from such supplier for the twelve (12) month period ended December 31, 2012), of the Company and its Subsidiaries, as a whole, stating the intention of such customer or supplier to (A) cease doing business with the Company or any of its Subsidiaries or (B) change, in a manner materially adverse to the Company or any of its Subsidiaries, the relationship of such customer or supplier with the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Government Contacts.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete list of each outstanding bid which, if accepted, would result in a Government Contract (a “Government Bid”). Except as set forth on Section 4.15(a) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not bid on or been awarded any “small business set aside contract,” or any other order or contract requiring small business or other preferred bidder status.

(b) With respect to each Government Contract and Government Bid, to the Knowledge of the Company: (i) the Company has complied with all material terms and conditions thereof; (ii) all representations and certifications submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their effective dates; (iii) all invoices and claims for payment submitted by the Company were current, accurate and complete in all material respects; (iv) there exist no outstanding material claims or disputes with the Company, either by the U.S. government or by any prime contractor, subcontractor, vendor or other third party; (v) the Company has complied in all material respects with all quality requirements and to the Knowledge of the Company, no circumstances exist that would be reasonably likely to result in any adverse finding by any prime contractor, the Defense Contract Management Agency or any other government auditor that would require the Company to take material corrective action; (vi) neither the Company nor any of its officers, or employees have had access to confidential or non-public information which they were not lawfully entitled; and (vii) the Company has not violated any applicable law or regulation associated with the employment of current or former government officials.

(c) Within the last three years, no Governmental Entity, nor any prime contractor, subcontractor or other Person has provided written notice to the Company of any (i) material breach or violation of any Legal Requirement, certification, representation, clause or provision of any such Government Contract or Government Bid; (ii) termination, cure notice, show cause notice or other indication of termination for any reason; or (iii) material cost disallowance, withhold, offset, overpayment or credit.

(d) Neither the Company, nor to the Knowledge of the Company, any of its officers, senior management or employees: (i) has had access to information or engaged in any other conduct that would create an Organizational Conflict of Interest as set forth in 48 C.F.R. § 9.5; (ii) has been debarred, suspended or excluded from participation in the award of any Government Contract nor has any debarment, suspension or exclusion Proceeding, to the Knowledge of the Company, been threatened or initiated against the Company or any of its officers or senior management; or (iii) has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request or administrative proceeding involving or related to an alleged or potential violation of a contract requirement or Law or regulation pertaining to any Government Contract or Government Bid within the last three (3) years.

(e) During the last three (3) years, the Company has not conducted or initiated any internal investigation, or made any voluntary or mandatory disclosure to the U.S. government, or other prime contractor or higher-tier subcontractor with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(f) The Company maintains systems of internal controls that are, and to the Knowledge of the Company have been, in material compliance with all relevant and applicable requirements of the Company’s Government Contracts.

(g) To the Knowledge of the Company, the Company and its Subsidiaries have neither procured nor incorporated any counterfeit or suspected counterfeit electronic or non-electronic parts in connection with any Government Contract.

(h) Neither the Company, nor to the Knowledge of the Company, any of its officers, senior management, or employees have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) made any unlawful expenditures relating to political activity. The Company has not received written notice of any payment identified in (i) or (ii) above (each an “Unlawful Payment”) and the Company maintains controls required by law to detect and prevent any such Unlawful Payment. The Company has been in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other relevant and applicable foreign laws and regulations relating to corrupt practices in public procurements.

Section 4.16 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any material Contract or transaction with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company, except for employment or compensation agreements or arrangements with directors and officers of the Company or its Subsidiaries in the ordinary course of business.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries, and (ii) all of the Policies are in full force and effect and all premiums due and payable thereon from the Company have been paid in full. To the Knowledge of the Company, no insurance broker or carrier for the Policies has delivered a written notice that such broker or carrier for the Policies will not be willing or able to renew its existing coverage in any material respects under the Policies with respect to the Company and its Subsidiaries and their respective assets, properties and operations.

Section 4.18 Information in the Offer Documents. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof) will not, when filed with the SEC or when first disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC or when first disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Schedule 14D-9 based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference therein.

Section 4.19 Information in the Proxy Statement. The Company Proxy Statement, if any (and any amendment thereof), at the date first mailed to the Company’s shareholders and at the time of any meeting of the Company’s shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

Section 4.20 Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor (and has provided a copy of such opinion to Parent) to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and other matters set forth therein, the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. As of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

Section 4.21 No Dissenters’ Rights. For so long as the Company Common Stock continues to be registered on a national securities exchange, no dissenters’, appraisal or similar rights or demands are exercisable by any shareholder of the Company in connection with the Offer or the Merger under Section 180.1302(1) or Section  180.1302(2) of the WBCL.

Section 4.22 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or active status under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing, or to have such power, authority and governmental approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Parent owns all of the issued and outstanding capital stock of Merger Sub.

Section 5.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby, subject only in the case of consummation of the Merger to the filing of the Articles of Merger with the WDFI pursuant to the WBCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity. No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement including the Offer, the Top-Up Option, and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of formation, articles or certificate of incorporation, limited liability company agreement or by-laws of Parent or Merger Sub (as applicable); (ii) subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Offer, the Top-Up Option, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the WDFI pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Top-Up Option, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03 Information in the Proxy Statement and Schedule 14D-9. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives supplies in writing to the Company expressly for use in the Schedule 14D-9 or the Company Proxy Statement, will, at the respective times filed with the SEC, at any time it is amended or supplemented or the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 5.04 Information in the Offer Documents. The Offer Documents (and any amendment thereof) will not, when filed with the SEC or at the time of first distribution or dissemination thereof to the shareholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

Section 5.05 Financial Capability.

(a) Parent will have, and will cause Merger Sub to have, prior to the (i) Acceptance Time sufficient funds to pay the aggregate Offer Price in respect of the Tendered Shares and (ii) Effective Time, sufficient funds to pay the aggregate Merger Consideration in respect of all of the outstanding Shares contemplated by this Agreement, to pay all other cash amounts payable pursuant to Article III, to repay all of the Indebtedness of the Company that becomes due and payable as of the Acceptance Time or the Effective Time in connection with the consummation of the transactions contemplated by this Agreement, and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

(b) Simultaneously with the execution and delivery of this Agreement, Parent has provided to the Company a true and correct copy of the fully executed commitment letters from Greenbriar Equity Fund II, L.P., a Delaware limited partnership, Greenbriar Equity Fund II-A, L.P., a Delaware limited partnership, and Greenbriar Co-Investment Partners II, L.P., a Delaware limited partnership (the “Equity Commitments”), pursuant to which the Investors (as defined in the Equity Commitments) have committed, upon the terms and conditions set forth therein, to provide to Parent or Merger Sub equity financing in the cash amount set forth therein in connection with the transactions contemplated by this Agreement.

(c) As of the date of this Agreement, (i) the Equity Commitments are in full force and effect and are valid and binding obligations of Parent and the other parties thereto, (ii) all commitment fees that are payable on or prior to the date of this Agreement have been paid in full and all other commitment fees required to be paid thereunder will be duly paid in full when due and (iii) the Equity Commitments have not been terminated or amended or otherwise modified in any respect, and there is no breach existing thereunder.

(d) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Section 4.02 in all material respects (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or a breach on the part of any of Parent or Merger Sub under any Equity Commitment, and (ii) Parent and Merger Sub have no reason to believe that the financing contemplated by the Equity Commitments will not be consummated as contemplated therein.

(e) Assuming the accuracy of the representations and warranties of the Company set forth herein including Section 4.02 and compliance by the Company of its covenants and obligations hereunder, neither Parent nor Merger Sub is, as of the date hereof, aware of any fact, occurrence or condition that would cause the commitments provided for in the Equity Commitments to be terminated or ineffective or any of the conditions therein not to be satisfied at or prior to the Acceptance Time or the Effective Time.

(f) The equity investments by the Investors under the Equity Commitments are not subject to any condition other than as expressly set forth in the Equity Commitments.

(g) For the avoidance of doubt, Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Offer or the Merger, are not subject to, or conditioned on, receipt of the proceeds from the financing contemplated by the Equity Commitments, or any other financing, prior to the Acceptance Time or the Effective Time, as applicable.

Section 5.06 No Prior Activities. As of the date hereof, except in connection with the incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Equity Commitments), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

Section 5.07 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, or any such Person, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.08 Ownership of Company Common Stock. As of the date hereof and for the two years immediately prior to the date hereof, neither Parent nor any of its Affiliates (including Merger Sub) beneficially owns or owned (as defined in Rule 13d-3 of the Exchange Act) or of record, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Company Common Stock (other than the Support Agreements or as otherwise contemplated by this Agreement).

Section 5.09 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.10 Management Arrangements. Except for the Support Agreements, as of the date hereof, neither Parent nor Merger Sub (nor any of their Affiliates) has entered into any contracts or agreements with any of the officers or directors of the Company.

Section 5.11 Sponsor Limited Guarantee. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of each of the Guarantors, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any of the Guarantors under the Limited Guarantee.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law or as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent, shall not be unreasonably withheld or delayed, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, unless consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent, solely in the case of clauses (d)—(s) below, shall not be unreasonably withheld or delayed:

(a) amend or propose to amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(b)(i) split, combine, merge, consolidate or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any

Company Securities or Company Subsidiary Securities, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees or other individual service providers, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iv) hire any employees with aggregate compensation (including severance benefits) in excess of $150,000, other than new hires in the ordinary course of business consistent with past practice, (v) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement except as may be required to remain in compliance with applicable Law, or (vi) make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or any capital stock of, or other equity or voting interests in, any Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $250,000 in the aggregate;

(f)(i) transfer, license, sell, lease, abandon or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, business combination, consolidation, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables and other operating expenses consistent with past practice and consistent with the terms of the agreements governing the Company’s outstanding Indebtedness as in effect as of the date hereof;

(h) except in the ordinary course of business consistent with past practice, enter into or amend, modify, extend or renew in any respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any change in any method of financial accounting principles or practices, or change an annual accounting period, in each case except for any such change required by a change in GAAP or applicable Law;

(k)(i) settle or compromise any material Tax claim, audit or assessment, (ii) make, revoke or change any material Tax election, adopt or change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any closing agreement with respect to material Taxes, or settle, compromise or fail to defend any claim or assessment in respect of material Taxes, (v) surrender or abandon any right to claim a material Tax refund, offset or other reduction in Tax liability, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries or (vii) take any other action, or omit to take any action, in either case inconsistent in any material respect with past practice, relating to the filing of any material Tax Return or the payment of any material Tax;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice;

(o) make any capital expenditure, other than (i) capital expenditures expressly contemplated by the Company’s existing budget and capital expenditure plans for fiscal 2013, a copy of which has been furnished to Parent as of the date hereof, and (ii) additional capital expenditures not in excess of $250,000 individually or in the aggregate;

(p) transfer, sell, lease, license, mortgage, pledge, surrender, abandon or allow to lapse or expire or otherwise dispose of or grant any Lien other than any Permitted Lien on any material amount of assets, rights, properties, product lines or businesses of the Company or its Subsidiaries, other than (i) in the ordinary course of business, pursuant to Contracts existing as of the date hereof or transactions solely among the Company and/or its wholly-owned Subsidiaries or (ii) any such transactions not involving an amount in excess of $250,000 individually or in the aggregate;

(q) cancel or terminate or allow to lapse without a commercially reasonable substitute policy thereof, or amend in any material respect, any material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(r) adopt or implement any rights agreement, “poison pill” or similar agreement or plan; or

(s) agree, enter into an agreement, Contract, or other commitment to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 6.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, delay or materially impede the consummation of the Offer, the Top-Up Option, the Merger or the other transactions contemplated by this Agreement; provided that this Section 6.02 shall be subject in all respects to the parties’ obligations pursuant to Section 6.08 and to the extent of any conflict with any party’s undertaking pursuant to Section 6.08, subject to such undertaking (provided, however, that, in no event shall the Company be required to take any action, including amending its articles of incorporation, to increase the number of authorized shares of Company Common Stock).

Section 6.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Parent shall comply with, and shall cause its Affiliates and Representatives to comply with, all of Parent’s obligations under the Confidentiality Agreement, dated January 31, 2013, between Parent and Stifel, Nicolaus & Company, Incorporated, on behalf of the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04 No Solicitation.

(a) Except as expressly permitted by Section 6.04(c), from the date of this Agreement until the earlier to occur of the Effective Time or the valid termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall not, and shall cause its Subsidiaries not to, and shall cause each of its and its Subsidiaries’ respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants, investment bankers, Affiliates and other representatives (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly:

(i) solicit, initiate, propose or knowingly take any action to facilitate or encourage (including by way of furnishing non-public information) the submission of any Takeover Proposal or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal;

(ii) conduct, continue, engage in, solicit, or otherwise participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or participate in, facilitate, encourage, or knowingly assist any effort by, any third party that could reasonably be expected to make, or has made, any Takeover Proposal;

(iii) except to the extent necessary to take any actions that the Company would otherwise be permitted to take pursuant to this Section 6.04 (and in such case only in accordance with the terms hereof), amend or grant any waiver or release under any standstill provision, confidentially agreement or similar agreement;

(iv) take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 180.1141 of the WBCL (or any similar provision of another anti-takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.04(a); or

(v) enter into, approve or recommend any understanding, agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal, or agree or commit to or agree to facilitate any of the foregoing (each, a “Company Acquisition Agreement”).

The Company and its officers and directors shall, and the Company shall instruct and cause the Company’s Representatives, its Subsidiaries and their respective Representatives to, (A) immediately cease and terminate all discussions and negotiations with any Persons conducted heretofore that may be ongoing with respect to a Takeover Proposal, (B) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal, effective immediately, and the notice shall also direct such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries that was furnished by or on behalf of the Company in connection with any actual or potential Takeover Proposal, and (C) to the extent within the Company’s or any of its Representative’s control, take reasonable actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement (including enforcement of any applicable “standstill” provision and termination of any approval under any confidentiality or standstill or similar agreement or provision that may have been heretofore given by the Company or any of its Subsidiaries or Representative under such agreement or provision authorizing any Person to make a Takeover Proposal).

(b) Subject to Section 6.04(f), the Company Board shall not (i)(A) fail to make, withdraw, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend a Takeover Proposal, (C) following the disclosure or announcement of a Takeover Proposal or a tender or exchange offer relating to securities of the Company having been commenced, fail to (1) publicly recommend against acceptance of any tender offer (other than the Offer by Merger Sub contemplated by this Agreement) or exchange offer for the shares of Company Common Stock and, if requested by Parent, (2) publicly reaffirm the Company Board Recommendation, in each case, within five (5) Business Days after the commencement of such offer, (D) make any public statement inconsistent with the Company Board Recommendation, or (E) resolve or agree to take any of the foregoing actions (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement.

(c) Notwithstanding Section 6.04(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, but not after, (i) the Company or any of its Representatives receives a bona fide written Takeover Proposal from any Person, which Takeover Proposal did not result from any breach of this Section 6.04, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and the Company Board determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company Board, directly or indirectly through any Representative, may, subject to compliance with Section 6.04(e) (A) thereafter furnish to such Person, in response to a written request therefor, non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, and (B) engage or otherwise participate in negotiations or discussions with such Person that has made (and not withdrawn) such Takeover Proposal. The Company shall use its reasonable best efforts to provide any competitively sensitive non-public information to any competitor in connection with the actions permitted by this Section 6.04(c), only in accordance with “clean room” or other similar procedures, reasonably acceptable to Parent, intended to limit any adverse effect of the sharing of such information on the Company.

(d) Nothing contained in this Section 6.04 or Section 6.09 shall prohibit the Company or the Company Board from taking or disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any other similar disclosure to the Company’s shareholders, if in the Company Board’s determination in good faith after consultation with outside legal counsel, that failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or its obligations under applicable federal securities Law; provided that in no event shall the Company or the Company Board make any such disclosure constituting a Company Adverse Recommendation Change except in compliance with Section 6.04(f).

(e) The Company Board shall not take any of the actions referred to in clauses (A) or (B) of Section 6.04(c) unless the Company shall have delivered to Parent a prior written notice (no less than 24 hours in advance) advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it becomes aware of receipt by it (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for discussions, negotiations, access to non-public information relating to the Company or any of its Subsidiaries, or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. Such notice shall include, and the Company shall continue to provide, (i) a written summary of the material terms and conditions of, any such Takeover Proposal, indication or request not made in writing (including any updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other materials relating thereto), (ii) an unredacted copy of any Takeover Proposal made in writing (including any updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other materials relating thereto) and, in each case, the identity of the Person making such Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of the occurrence thereof), of the status and material terms of any such Takeover Proposal, indication or request, including any significant developments, discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within 24 hours) provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement or other Contract with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 6.04.

(f) Notwithstanding anything in Section 6.04(b), at any time prior to the Acceptance Time, but not after, the Company Board may (x) in the case of Section 6.04(b)(i), in response to a Takeover Proposal made after the date hereof that did not result from a breach of this Section 6.04, effect a Company Adverse Recommendation Change, if the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that (A) failure to take such action would be inconsistent with, or a breach or violation of, the directors’ fiduciary duties under applicable Laws and (B) such Takeover Proposal constitutes a Superior Proposal; and (y) in the case of Section 6.04(b)(ii), in response to a Takeover Proposal made after the date hereof that did not result from a breach of this Section 6.04, cause or permit the Company to terminate this Agreement pursuant to Section 8.04(a) and, in connection with such termination, authorize, adopt, approve, recommend or declare advisable such Superior Proposal, and cause or permit the Company or any Subsidiary to enter into a Company Acquisition Agreement with respect thereto, if the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that (A) failure to take such action would be inconsistent with, or a breach or violation of, the directors’ fiduciary duties under applicable Laws and (B) such Takeover Proposal constitutes a Superior Proposal; provided, however, that prior to effecting any Company Adverse Recommendation Change and/or termination of this Agreement pursuant to Section 8.04(a), (1) the Company has given notice to Parent, in writing, at least five (5) Business Days (the “Notice Period”) before taking such action, of its intention to take such action with respect to a Takeover Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement with respect thereto; (2) the Company attaches to such notice the most current unredacted version of the relevant proposed transaction agreement(s) and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto (which version shall be updated on a prompt basis); (3) after providing such notice and prior to terminating this Agreement pursuant to Section 8.04(a), the Company shall have, and shall have caused its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.04(a); (4) following the end of such Notice Period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided that, in the event of any material revisions to the Takeover Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.04(f) de novo.

(g) Any breach of this Section 6.04 by a Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section  6.04 by the Company.

Section 6.05 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced or, to the Knowledge of the Company or to the Knowledge of Parent (as applicable) threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and (x) the Acceptance Time which causes or is reasonably likely to cause the failure of any Offer Condition to be satisfied as of the Acceptance Time or (y) the Effective Time which causes or is reasonably likely to cause the failure in any material respect of the conditions set forth in Article VII to be satisfied at the Effective Time. In no event shall the delivery of any notice by a party pursuant to this Section 6.05 cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available under this Agreement to the party receiving such notice. This Section 6.05 shall not constitute a covenant or agreement for purposes of Section 8.02(b) or Section 8.03(b).

Section 6.06 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on December 31, 2013 (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any benefits under a defined benefit plan or equity-based benefits) that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any benefits under a defined benefit plan or equity-based benefits) provided by the Company and its Subsidiaries to the Company Continuing Employees on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (excluding any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries, any equity compensation arrangements maintained by Parent or any of its Subsidiaries, and any defined benefit plans maintained by Parent or any of its Subsidiaries) (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for (i) vesting and eligibility purposes under any 401(k) plan in which such Company Continuing Employees become eligible to participate and (ii) benefit accrual purposes under any vacation plan in which such Company Continuing Employees become eligible to participate; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan, if any.

(c) This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, shall confer upon any other Person any rights or remedies of any nature (including any third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 6.06. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, policy, contract, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits or any particular term or condition of employment of any nature or kind whatsoever.

(d) With respect to matters described in this Section 6.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 6.07 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party to the same extent provided in the Charter Documents and all indemnification agreements with Indemnified Parties as in effect on the date of this Agreement, to the extent copies have been provided or made available to Parent prior to the date hereof; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries as the coverage, amounts, terms and conditions provided by the Company to its directors and officers as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred and fifty percent (250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth in Section 6.07(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(e) The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.07 in connection with their enforcement of their rights provided in this Section 6.07. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, unless provided by operation of Law, proper provision shall be made so that the successors and assigns of the Surviving Corporation, shall assume all of the obligations set forth in this Section 6.07.

(f) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.08 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all consents or waivers from third parties that are necessary to consummate the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement, including any notices or requests required under the U.S. International Trade and Anti-Corruption Laws. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 6.08(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made no later than ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 6.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Parent and Merger Sub shall cooperate in all respects and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) The Company shall use its reasonable best efforts to assist Parent in obtaining title commitments, title policies and surveys in connection with the Owned Real Estate, including, without limitation, using its reasonable best efforts to remove from title any liens or encumbrances which are not Permitted Liens. The Company shall provide the title company with any affidavit, indemnity or other assurances reasonably requested by the title company to issue such title policies.

(e) Nothing in this Agreement shall require Parent, Merger Sub or the Company or any of their respective Affiliates to (i) dispose of any of its respective material Contracts, businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its businesses, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, (iv) constitute or implement any proxy board, or (v) commit or agree to any of the foregoing and, except with the prior written consent of Parent, the Company and its Subsidiaries shall not commit or agree to any of the foregoing.

Section 6.09 Public Announcements.

(a) The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to Institutional Shareholder Services Inc. (and such other proxy voting advisory services reasonably requested by Parent) recommending this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (ii) the Company shall request a meeting with each such proxy voting advisory service for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders.

(c) Before any public communication of the Company or any of its “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is first (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant as a script in discussions or meetings with any such third parties, the Company shall (or shall cause any such participant to) provide such communication to Parent and allow Parent a reasonable opportunity to comment thereon, and shall consult in good faith with Parent for purposes of determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a 6(b) or Rule 14a 12(b) of the Exchange Act. The Company shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Parent on any such communication.

Section 6.10 Takeover Statutes. If any “control share acquisition”, “business combination”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the Merger, the Top-Up Option, the Support Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the impact of or render such anti-takeover Law inapplicable to the foregoing.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section  16(a) of the Exchange Act with respect to the Company.

Section 6.12 Rule 14d-10 Matters. If the Company or any of its Subsidiaries enters into any additional agreement, arrangement or understanding with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee (a “Company Compensation Arrangement”), the Compensation Committee of the Company Board shall promptly approve each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and take all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

Section 6.13 Management Agreements. Neither Parent nor Merger Sub will not enter into any contracts or agreements with any of the officers and directors of the Company unless such contracts or agreements have been provided or made available to the Company Board.

Section 6.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.15 Transfer Taxes. Parent, Merger Sub and Surviving Corporation shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes (“Transfer Taxes”) which become payable in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. Parent, Merger Sub or Surviving Corporation shall pay any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement.

Section 6.16 Connecticut Transfer Act. Prior to the Acceptance Time, the Company shall have taken all actions and submitted all filings to permit the Merger in compliance with and in accordance with the Transfer Act, including the preparation of the appropriate certification forms and related documents, and payment of the initial filing fee to the Connecticut Department of Energy and Environmental Protection (“CTDEEP”), as required by the Connecticut Property Transfer Act, C.G.S. §§22a-134 et seq. (the “Transfer Act”), for each parcel Real Estate location for which such real property, or the business operations of the Company or any of its Subsidiaries thereon, meets the definition of an “Establishment” as defined by the Transfer Act (the “Establishments”) and for which there is a “Transfer of Establishment” as defined by the Transfer Act. The Company shall execute as “certifying party” the appropriate Forms and “ECAF” documents, as defined by the Transfer Act, as applicable to each of the Establishments. Parent and the Surviving Corporation shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) (i) any such filings, forms and documents and (ii) the Licensed Environmental Professional that must be retained to prepare such forms, prior to the Company’s submission to CTDEEP prior to the Acceptance Time. The Surviving Corporation shall be solely responsible for satisfying any and all obligations required after the Effective Date by the Transfer Act, including but not limited to execution as “certifying party” any “Form III” certification and ECAF as applicable to any of the Establishments, performance of all obligations required after the Effective Date as “certifying party” for “Form III” documents filed for any of the Establishments, timely filing of all other Transfer Act documents with, and payment of applicable fees required after the Effective Date to, the CTDEEP or any other Governmental Entity, and completion of all investigation and remediation measures required after the Effective Date by the Transfer Act, all at the Surviving Corporation’s sole cost and expense. Parent or its Subsidiary shall execute the written acknowledgement of receipt of documents at the Closing as required by the Transfer Act.

Section 6.17 Shareholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Top-Up Option, the Merger or any of the transactions contemplated by this Agreement, and no such settlement of any shareholder litigation shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall notify Parent promptly (and in any event within 24 hours) of the Company becoming aware of the commencement of any such shareholder litigation.

Section 6.18 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

Section 6.19 FIRPTA Certificate. On the date of the Acceptance Time, the Company shall provide to Parent a certificate in form and substance as described in Treasury Regulation Section 1.897-2(h) and Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the Shares in the Company are United States real property interests within the meaning of Section 897(c) of the Code.

Section 6.20 Stock Exchange De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the Nasdaq) to cause the delisting of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The Offer. Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Merger Sub hereunder if Merger Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer).

(b) Company Shareholder Approval. Unless the Merger is completed pursuant to Section 180.1104 of the WBCL, this Agreement will have been duly adopted by the Requisite Company Vote; provided that the Requisite Company Vote shall not be a condition to the obligations of Parent and Merger Sub hereunder if Parent and Merger Sub do not vote or cause to be voted at the Company Shareholder Meeting all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of this Agreement.

(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company:

(a) if the Acceptance Time shall not have occurred on or before September 30, 2013 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party that has breached in any material respect any representation, warranty, covenant, obligation or agreement set forth in this Agreement in any manner that shall have proximately contributed to the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if the Offer (as it may have been extended pursuant this Agreement) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex III or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party whose breach of any representation, warranty, covenant, obligation or agreement set forth in this Agreement has been the cause of, or resulted in the non-satisfaction of any condition to the Offer set forth in Annex III or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder.

Section 8.03 Termination By Parent. This Agreement may be terminated by Parent, at any time prior to the Acceptance Time:

(a) if (i) a Company Adverse Recommendation Change shall have occurred, or the Company shall have publicly proposed to make a Company Adverse Recommendation Change, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (iv) there shall have been a material breach of the Company’s obligations under Section 6.04 or (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within five (5) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that shareholders reject such tender or exchange offer; or

(b) if prior to the Acceptance Time, there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement that (i) would give rise to the failure of any Offer Condition set forth in clause (vii) or (viii) of Annex III and (ii) such breach cannot be or is not cured by the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach and (y) the End Date; provided, that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; and provided, further that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.03(b).

Section 8.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Acceptance Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.04(c) and Section 6.04(f) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal, if (i) such Superior Proposal did not result from a breach by the Company of the provisions of Section 6.04; and (ii) the Company shall have paid the Termination Fee in accordance with Section 8.06(b); or

(b) if (i) Parent or Merger Sub shall have breached any of their respective representations or warranties set forth in this Agreement, which breach would result in any such representations and warranties of Parent or Merger Sub set forth in this Agreement not being true and correct as of immediately prior to the Acceptance Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement, or (ii) Parent or Merger Sub shall not have performed, in all material respects, all covenants and agreements required to be performed by them under this Agreement on or prior to the Acceptance Time, in each case which breach or failure to perform is incapable of being cured by Parent or Merger Sub, as applicable, by the earlier of (x) thirty (30) days following receipt by the breaching party of written notice of such breach and (y) the End Date, or, if capable of being cured by the breaching party by the earlier of such dates, is not cured by the breaching party within thirty (30) days after the breaching party receives written notice of such breach from the Company.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of intentional fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement; provided that the maximum aggregate monetary liability of Parent or Merger Sub for any loss suffered or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, whether in equity or at Law, in contract, in tort or otherwise, shall be limited in the event of a willful and material breach to an amount equal to $141,768,999, and in no event shall the Company seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount.

Section 8.06 Fees Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent, or an Affiliate thereof designated in writing (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent, or an Affiliate thereof designated in writing (by wire transfer of immediately available funds), concurrently with such termination, the Termination Fee.

(c) If prior to the Acceptance Time, this Agreement is terminated by the Company or Parent (i) pursuant to (x) Section 8.02(a) or (y) Section 8.02(c), (ii) any Person shall have announced, commenced, publicly disclosed, made or made known to the Company a Takeover Proposal (which has not been withdrawn in a bona fide manner (A) prior to the termination date in the case of the foregoing clause (i)(x) or (B) prior to the last day of the then-current offering period during which such other Takeover Proposal was announced, consummated, publicly disclosed, made or made known to the Company, in the case of the foregoing clause (i)(y)) and (iii) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated (provided that solely for purposes of this clause (iii) the references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”), then the Company shall pay to Parent, or an Affiliate thereof designated in writing (by wire transfer of immediately available funds), upon the earlier of entering into such definitive agreement with respect to such Takeover Proposal or consummation of the transactions contemplated by such Takeover Proposal, the Termination Fee.

(d) The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a final, non-appealable judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.06, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(e) All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses provided, that in the event that (i) this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.02(c) or (B) by Parent pursuant to Section 8.03(b) and (ii) the Termination Fee has not been paid to Parent, or one or more Persons designated by Parent, then the Company shall, no later than two (2) Business Days after the date of delivery by Parent of an invoice therefor, reimburse Parent or one or more Persons designated by Parent, all documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $2,750,000 in Parent Expenses pursuant to this Section 8.06(e). The payment of the expense reimbursement pursuant to this Section 8.06(e) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 8.06(a), (b) or (c), as the case may be, provided that the amount of the Termination Fee payable by the Company will be decreased by the amount of Parent Expenses actually reimbursed pursuant to this Section 8.06(e).

Section 8.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Acceptance Time or the receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that (i) following the Acceptance Time, no amendment shall be made which decreases the Merger Consideration and (ii) following the receipt of the Requisite Company Vote (if required by applicable Law), there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03 (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acceptance Time” has the meaning set forth in Section 1.03(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” has the meaning set forth in Section 4.02(c).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Articles of Merger” has the meaning set forth in Section 2.03.

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 3.01(c).

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 3.04.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(a)(v).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Company Board” means the board of directors of the Company, including any committee thereof.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Employee” has the meaning set forth in Section 4.11(a).

“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 4.11(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company ERISA Affiliate” means any Person that at any relevant time would, together with the Company or any of its Subsidiaries, be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company Financial Statements” has the meaning set forth in Section 4.04(b).

“Company IP” has the meaning set forth in Section 4.07(b).

“Company Material Adverse Effect” means any event, effect, development, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (ii) or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, none of the following and no event, occurrence, fact, condition or change arising out of or resulting from the following shall be taken into account for purposes of the preceding clause (i) in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial or securities markets, or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and its Subsidiaries conduct business to the extent the Company and is Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (c) general conditions in the industry in which the Company and its Subsidiaries operate; (d) any change attributable to the public announcement of the transactions contemplated by this Agreement, including the Merger, including any litigation resulting therefrom; (e) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has expressly consented in writing; (f) acts of war (whether or not declared), the commencement, continuation or escalation of war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (g) any hurricane, earthquake, flood, or other natural disasters or acts of God to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (h) changes in Laws after the date hereof to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (i) changes in GAAP after the date hereof to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries conduct their businesses; (j) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement; or (k) a decline in the price of the Company Common Stock on Nasdaq, provided that the exceptions in clauses (j) and (k) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition or change underlying such failure has resulted in or contributed to a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 4.14(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Shareholders Meeting” means the special meeting of the Shareholders of the Company to be held to consider the adoption and approval of this Agreement and the transactions contemplated hereby.

“Company Stock Award” has the meaning set forth in Section 3.06(b).

“Company Stock Option” has the meaning set forth in Section 3.06(a).

“Company Stock Plans” means the EDAC Technologies Corporation 2000 Equity Incentive Plan, the EDAC Technologies Corporation 2000-B Equity Incentive Plan, the EDAC Technologies Corporation 2008 Equity Incentive Plan and the EDAC Technologies Corporation 2011 Equity Incentive Plan, and the award or other applicable agreements entered into thereunder, in each case as amended.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(b)(iii).

“Company Systems” has the meaning set forth in Section 4.07(f).

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“CTDEEP” has the meaning set forth in Section 6.16.

“Effective Time” has the meaning set forth in Section 2.03.

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): Title 22a of the Connecticut General Statutes; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. § 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.

“Equity Commitments” has the meaning set forth in Section 5.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Establishments” has the meaning set forth in Section 6.16.

“Exchange Act” has the meaning set forth in Section 4.03(c).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Expenses” means, with respect to any Person, without duplication, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, consultants, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated hereby.

“Expiration Date” has the meaning set forth in Section 1.01(c).

“Federal Securities Laws” has the meaning set forth in Section 1.01(e).

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“GAAP” has the meaning set forth in Section 4.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.08(b).

“Government Bid” has the meaning set forth in Section 4.15(a).

“Government Contract” means any Contract (including but not limited to any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (a) between the Company or any of its Subsidiaries and a Governmental Entity or (b) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Entity.

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or subject to regulation or standards of conduct under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.03(c).

“Indebtedness” of any Person means, as of any specified time, without duplication (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) and (e) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Party” has the meaning set forth in Section 6.07(a).

“Indemnifying Parties” has the meaning set forth in Section 6.07(b).

“Independent Directors” has the meaning set forth in Section 1.03(c).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, Internet domain names, slogans, logos, business names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (b) copyrights and other works of authorship, copyrights, designs, and all applications, registrations and renewals in connection therewith; (c) trade secrets, know-how, and other proprietary information (including, technologies, inventions, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), whether or not patentable; (d) patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part, revisions and extensions thereof); (e) software (including source code, executable code, systems, networks tools, data, databases, firmware, and related documentation); (f) all other intellectual property and similar intangible property rights, however arising, pursuant to the Laws of any jurisdiction; and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company or any of its Subsidiaries, the actual knowledge (following a reasonable inquiry or investigation) of Dominick Pagano, Glenn Purple, Michel Petit and Glenn Lussier; and, when used with respect to Parent, the actual knowledge (following a reasonable inquiry or investigation) of Noah Roy, Raynard D. Benvenuti and Rob Wolf.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders, decrees, awards, or legally enforceable requirements enacted, issued, adopted, promulgated, administered, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on the Leased Real Estate which are owned by the Company or any Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Estate.

“Legal Action” has the meaning set forth in Section 4.09.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, adverse claims and security interests of any kind or nature whatsoever.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Maximum Premium” has the meaning set forth in Section 6.07(c).

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 1.01(b).

“Multiemployer Plan” has the meaning set forth in Section 4.11(c).

“Nasdaq” has the meaning set forth in Section 4.03(c).

“Notice Period” has the meaning set forth in Section 6.04(f).

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(e).

“Offer Price” has the meaning set forth in Section 1.01(a).

“Offer to Purchase” has the meaning set forth in Section 1.01(d).

“Order” has the meaning set forth in Section 4.09.

“Owned Real Estate” shall mean any land owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements located thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way, appurtenances and other rights and interests relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.06(b).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“PBGC” has the meaning set forth in Section 4.11(f)(ii)

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (g) with regard to tangible property, any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Policies” has the meaning set forth in Section 4.17.

“Real Estate” means the Owned Real Estate, the Leased Real Estate and the Leasehold Improvements.

“Representatives” has the meaning set forth in Section 6.04(a).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(f).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“SEC” has the meaning set forth in Section 4.03(c).

“Securities Act” has the meaning set forth in Section 4.04(a).

“Shares” has the meaning set forth in the Recitals.

“Short-Form Threshold” has the meaning set forth in Section 2.03.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal (with the percentages set forth in the definition of such term changed from 20% to 80% and any transaction described in clause (a) of the definition of Takeover Proposal must result in a third party acquiring all of the outstanding equity interests or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole) involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination and that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments), the identity of the Person making such Takeover Proposal, the prospects for completion of such Takeover Proposal, the other terms and conditions of such Takeover Proposal and the implications thereof on the Company (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.04(f)), all relevant legal, regulatory and financial aspects of such Takeover Proposal, any other aspects of such Acquisition Proposal deemed relevant by the Company Board and any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty (20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the equity interests of the Company by voting or by value, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Company, (d) merger, consolidation, recapitalization, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own, directly or indirectly, twenty percent (20%) or more of either (i) the consolidated assets, net revenues or net income of the Company, taken as a whole or (ii) the aggregate voting power of the Company, the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax” or “Taxes” means all federal, state, local, foreign and other net or gross income, gross receipts, net proceeds, corporation, capital gains, capital stock, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, transfer, withholding, backup withholding, payroll, national insurance, social security (or similar), employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any Governmental Entity in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tendered Shares” has the meaning set forth in Section 1.01(b).

“Termination Fee” means $4,500,000.00.

“Top-Up Consideration” has the meaning set forth in Section 1.04(b).

“Top-Up Option” has the meaning set forth in Section 1.04(a).

“Top-Up Shares” has the meaning set forth in Section 1.04(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Transfer Act” has the meaning set forth in Section 6.16.

“Transfer Taxes” has the meaning set forth in Section 6.15.

“Unlawful Payment” has the meaning set forth in Section 4.15(h).

“U.S. International Trade and Anti-Corruption Laws” means any Law concerning the sale, importation, exportation, re-exportation, or deemed exportation of products, software, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, but not limited to, the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, and the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; the U.S. anti-money laundering laws, including the USA Patriot Act and the Bank Secrecy Act; and the applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (FCPA).

“WARN Act” has the meaning set forth in Section 4.11(i).

“WBCL” has the meaning set forth in the Recitals.

“WDFI” has the meaning set forth in Section 2.03.

Section 9.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.04 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of New York without regard to the conflicts of law principles thereof, except to the extent the laws of the State of Wisconsin are applicable to the actions of the Company Board (including the standard of review applicable thereto), the Merger or the Articles of Merger.

Section 9.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, borough of Manhattan. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	c/o Greenbriar Equity Group LLC 555 Theodore Fremd Avenue, Suite A-201 Rye, NY 10580
	Facsimile:	(914) 925-9693
	Attention:	Noah Roy

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
	Facsimile:	(212) 446-6460
	Attention:	Andrew Herman, Esq. Shawn O’Hargan, Esq.

If to the Company, to:	EDAC Technologies Corporation 1806 New Britain Avenue Farmington, Connecticut 06032
	Facsimile:	(860) 674-2718
	Attention:	Dominick Pagano

with a copy (which will not constitute notice to the Company) to:	Robinson & Cole LLP 280 Trumbull Street Hartford, CT 06103
	Facsimile:	(860) 275-8299
	Attention:	Edward J. Samorajczyk, Jr., Esq. Matthew J. Guanci, Jr., Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements, representations, warranties and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as specifically provided in Section 6.07 hereof (which shall be to the benefit of the parties referred to in such section).

Section 9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Federal or state located in city of New York, New York, borough of Manhattan, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and/or by the exchange of original, facsimile and/or electronic (.PDF) signature pages, all of which will be considered originals and one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EDAC TECHNOLOGIES CORPORATION

By	/s/ Dominick A. Pagano
Name: Dominick A. Pagano
Title: President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GB AERO ENGINE LLC

By:	/s/ Raynard D. Benvenuti
Name: Raynard D. Benvenuti
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GB AERO ENGINE MERGER SUB INC.

By:	/s/ Raynard D. Benvenuti
Name: Raynard D. Benvenuti
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

LIMITED GUARANTEE

Please see attached.

ANNEX II

SUPPORT AGREEMENT

Please see attached.

ANNEX III

CONDITIONS TO THE OFFER

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”) of which this Annex III is a part.

Notwithstanding any other provision of the Offer, subject to the provisions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of Merger Sub to pay for, or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Merger Sub may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any Tendered Shares, and, subject to the provisions of the Agreement, Merger Sub may amend or terminate the Offer and not accept for payment any Tendered Shares, if:

(i)	prior to the Expiration Date there shall not be validly tendered (not counting as validly tendered any Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Merger Sub, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis (which total number shall be the number of Shares issued and outstanding plus the number of Shares which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable or exercisable, convertible or exchangeable as a result of the consummation of the Offer) (the “Minimum Condition”);

(ii)	Parent is not satisfied, in its reasonable discretion and after consultation with outside legal counsel, that, after consummation of the Offer, the provisions contained in Sections 180.1130 through 180.1133 of the WBCL and Sections 180.1140 through 180.1144 of the WBCL will not be applicable to the Offer or the Merger;

(iii)	any applicable waiting period or approval under the HSR Act (or any other required competition approval) shall not have expired or been terminated or shall not have been received;

(iv)	there shall be in effect any order, decree, injunction or ruling by a Governmental Entity restraining or enjoining or preventing the acceptance for payment of, or the payment for the Shares or otherwise prohibiting consummation of the Offer or any statute, rule or regulation shall have been enacted by a Governmental Entity that prohibits or makes illegal the acceptance for payment of, or the payment for, the Shares;

(v)	the Agreement shall have been terminated in accordance with its terms;

(vi)	any Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement and be continuing;

(vii)

(x) the representations and warranties of the Company set forth in Article IV of the Agreement (other than Section 4.02(a), Section 4.02(b)(i), Section 4.03(a), Section 4.05(a) and Section 4.10, which are addressed in clauses (ii) and (iii) below) are not true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Acceptance Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (y) the representations and warranties of the Company contained in Section 4.02(a), Section 4.02(b)(i) and Section 4.05(a) are not true and correct in all material respects when made and as of immediately prior to the Acceptance Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of

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that date), and (z) the representations and warranties contained in Section 4.03(a) and Section 4.10 are not true and correct in all respects (except for de minimis inaccuracies) when made and as of immediately prior to the Acceptance Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

(viii)	the Company shall not have (x) performed in all material respects all obligations under the Agreement required to be performed prior to the Acceptance Time and (y) complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the Agreement; or

(ix)	Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in paragraphs (vii) and (viii) of this Annex I shall have occurred and be continuing.

The conditions to the Offer set forth in this Annex I are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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